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              MODIFICATION OF EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made and entered into as of this 1st day of October, 1995, by and between Bowater Incorporated, a Delaware corporation having a mailing address of 55 East Camperdown Way, Greenville, South Carolina 29602 (the "Corporation"), and Robert
C. Lancaster, of 118 Tuscany Way, Greer, SC 29650 (the
"Executive").

     WHEREAS, the Corporation now employs the Executive pursuant to an Employment Agreement dated as of July 1, 1993 (the
"Employment Agreement") and a Severance Agreement dated as of July 1, 1993 (the "Severance Agreement"); and

     WHEREAS, the Executive and the Corporation wish to continue the Executive's employment until a specified and agreed upon date, whereupon the Executive may retire from the employment of the Corporation and be entitled to receive certain benefits;

     NOW, THEREFORE, the parties hereto agree to the following:

      1. Severance Agreement. The Severance Agreement is hereby terminated as of the date hereof.

      2. Employment Agreement. The Employment Agreement is hereby modified as follows:

      (a) Term. Section 2 of the Employment Agreement is amended to read in its entirety as follows:

              "2. Term. The term of this Agreement will end on September 30, 1997, unless terminated earlier by the Executive's death."

      (b)  Position and Duties.  Section 3 of the Employment
      Agreement is amended in its entirety to read as follows:

        "3. Position and Duties. Throughout the term hereof, the Executive will have the employment status of an exempt employee. The Executive is relieved as of the date hereof of the obligation to devote his full working time to the performance of duties under his Employment Agreement."

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              (c)     Compensation and Benefits.  Section 5 of the
      Employment Agreement is amended in its entirety to read as follows:

              "5.  Compensation and Benefits.

                   (a) Base Salary. The Corporation will pay to the Executive a base salary at his current annual rate in substantially equal periodic installments on the Corporation's regular pay dates. All applicable taxes and other authorized deductions will be deducted from each paycheck.

                   (b) Bonus Plan. In addition to the base salary, the Executive will be entitled to a bonus equal to 33/12 times the bonus amount paid in 1995 for the calendar year 1994, to be paid on November 1, 1995, and subject to all applicable withholding requirements. This bonus is in lieu of any bonus for which the Executive may have been eligible under the Corporation's 1995, 1996 or 1997 Annual Incentive Plans. The Executive will be eligible to receive a prorated award under the Long Term Cash Incentive Plan based upon twenty-one (21) months' of participation.

                   (c) Benefit Plans. The Corporation will make contributions on the Executive's behalf to the Corporation's various benefit plans and programs (except for long-term disability and business travel accident insurance) in which the Executive is eligible to participate in accordance with the provisions thereof as in effect from time to time. The Executive will continue to be responsible for all required employee contributions.

                   (d) Vacations. The Executive will be entitled to be paid for all vacation accrued as of September 30, 1995, but will no longer accrue vacation from and after September 30, 1995.

                   (e) Perquisites. The Executive will be entitled to Key Executive outplacement assistance from Right Associates until he has secured new employment,and to all other executive perquisites to which he is currently entitled through September 30, 1997."

              (d) Noncompetition. Section 7 of the Employment Agreement is hereby deleted.
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              (e)  Severance Pay.  Section 8 of the Employment
      Agreement is amended in its entirety to read as follows:

        "8. Terminal Leave of Absence. The Executive will be on a terminal paid leave of absence from the date hereof through September 30, 1997. This terminal paid leave of absence is in lieu of any severance pay the Executive would otherwise be entitled to. The Executive's entitlement to compensation, benefits, or payments under the Corporation's health, life insurance, retirement, stock option, and savings (but not long-term disability or business travel accident insurance) plans, policies or arrangements will not, except as otherwise required by law or regulation, be affected by the Executive's leave of absence status and will continue to be governed by the applicable provisions of such plans as though the Executive had continued to render services in the active employment of the Corporation to the end of the term of this Agreement."

      (f) Governing Law. Section 11 is hereby amended in its entirety to read as follows:

        "11. Governing Law. The Employment Agreement and this Modification of Employment Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware."

      (g) Ratification. In all respects, except as herein provided, the Employment Agreement is hereby ratified and confirmed.

      3.   Supplemental Retirement Plan.

      (a) Retirement Benefit. The period of the terminal leave of absence is hereby designated as a "leave of absence with the consent of the Participant's employer" which is intended to be included within the definition of "Continuous Employment" in the Supplemental Benefit Plan for Designated Employees of Bowater Incorporated and Affiliated Companies as Amended and Restated Effective August 22, 1990 (the "Supplemental Benefit Plan"), and compensation paid during the terminal leave of absence is intended to be included within the definition of "Earnings" in the Supplemental Benefit Plan. This instrument further confirms that if the Executive's Employment Agreement as amended hereunder is terminated at any time by his death, then (1) the Executive's surviving Spouse (as defined in the Supplemental Benefit Plan), or the Executive's estate if there is no surviving Spouse, will be entitled to receive the balance of the compensation payable herein pursuant to Sections 5(a) and(b) of the Employment Agreement as amended hereunder; and (2) the Executive's surviving Spouse (as defined in the Supplemental Benefit Plan) will be

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entitled to the sixty (60%) percent Spouse's Pre-Retirement Death
Benefit as provided in the Supplemental Benefit Plan, determined by reference to the benefit projected to September 30, 1997, at the compensation levels herein provided. The determination of the Corporation's Human Resources and Compensation Committee of the Board of Directors (the "HRCC") of the Executive's eligibility upon retirement at any time after the expiration of the term of this Agreement (as well as his Spouse's eligibility upon his death) to receive benefits from the Supplemental Benefit Plan is hereby confirmed. Specifically, the HRCC hereby confirms that the Executive shall be entitled to group medical insurance and life insurance benefits pursuant to Article 5 of the Supplemental Benefit Plan upon expiration of the term of this Agreement, regardless of whether the Executive postpones receiving retirement benefits under Article 3 of the Supplement Benefit Plan until a later time. The HRCC further confirms that the Executive shall be entitled to postpone receiving retirement benefits under Article 3 of the Supplemental Benefit Plan until the Executive commences receiving retirement benefits under the Corporation's qualified defined benefit pension plan. Retirement benefits paid to the Executive under Article 3 of the Supplemental Benefit Plan shall be computed as of the date that such retirement benefits commence, not as of the termination date of this Agreement.

      (b) Waiver. The Corporation hereby waives the provisions of Sections 6.01 and 6.02(b) of the Supplemental Benefit Plan.

      4. Stock Options. The HRCC has affirmed by their approval of this Modification that the terminal leave of absence will not interrupt or terminate employment for purposes of determining the Executive's continued eligibility to become vested in, and to exercise, options awarded pursuant to the Corporation's 1984, 1988 and 1992 Stock Option and Stock Incentive Plans.

              Upon the Executive's retirement at the completion of his terminal leave of absence, the Executive, his heirs, executors and administrators will be granted the longest period permissible within which to exercise the rights granted to the Executive pursuant to the Corporation's 1984, 1988 and 1992 Stock Incentive Plans consistent with applicable law, regulation, Corporation policy and practice, and provisions of the relevant plans and awards.

      5. Effectiveness Contingent Upon Release. This Modification shall not be effective unless and until the Executive has executed a certain Waiver and Release Agreement (the "Release Agreement"), and the seven-day revocation period provided for therein has expired. If the Executive should breach the terms of the Release Agreement in the future, this Modification, the Employment Agreement and the Severance Agreement shall immediately become null and void, and be deemed canceled.
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      6.  Binding Agreement.  Except as provided in Section 5
above, this Modification and the Employment Agreement shall inure to the benefit of and be enforceable by the Executive, his heirs, executors, administrators, successors and assigns. This Modification and the Employment Agreement shall be binding upon the Corporation, its successors and assigns.

    IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the day and year first above written.

    BOWATER INCORPORATED



By    /s/  RICHARD F. FRISCH                /s/ ROBERT C. LANCASTER
Name:  Richard F. Frisch                  Robert C. Lancaster
Title: Vice President-Human Resources

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